Exhibit 99

NEWS RELEASE

Thomas E. Rathjen Vice President, Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

— Gains in Product Revenues and Margins Led by PhosLo —

— Significant Progress Made in Advancing Key Strategic Objectives —

Boca Raton, Florida, April 26, 2006 - Nabi Biopharmaceuticals (Nasdaq: NABI) today announced gains in total revenues and the gross margin earned on sales in the first quarter of 2006 primarily reflecting strong results for PhosLo® (calcium acetate). Revenues totaled $27.5 million compared to $26.1 million during the first quarter 2005, a quarter which included $6.2 million of revenues from a product no longer sold by the company. The gain in PhosLo revenues was driven by a continued increase in new prescriptions and increased pricing. Higher sales of antibody products also contributed to the increase in revenues. The net loss reported for the first quarter of 2006 was $18.1 million or $0.30 per share, compared to a net loss of $15.8 million or a loss of $0.27 per share during the same period in 2005. During 2005, the company recorded a tax benefit of $6.7 million reducing the reported net loss in the period. When comparing the loss before income taxes, results in the first quarter of 2006 improved by $4.4 million or approximately 20 percent from the pre-tax loss reported in 2005. Cash equivalents and marketable securities were $81.6 million at the end of the first quarter, consistent with management’s expectations. Lower biopharmaceutical revenues in the fourth quarter of 2005 led to lower cash collections from customer receivables in the first quarter of 2006. The cash benefit from higher biopharmaceutical revenues this quarter will be realized in the second quarter of 2006.

“We began a significant period of transition in the first quarter of 2006 and we have made remarkable progress”, said Thomas H. McLain, chairman, chief executive officer and president of Nabi Biopharmaceuticals. “From an operations standpoint, we are focused on maximizing opportunities to generate cash while controlling spending. The level of improvement in the operating performance from the business we manage today is clear when the WinRho® sales and tax benefit recorded in the first quarter of 2005 are excluded from year-to-year comparisons. During the first quarter of 2006, we narrowed the focus of our research and development investment to key pipeline programs. This resulted in a 28 percent reduction in our overall spending on R&D in the first quarter. Selling, general and administrative expenses remained high in the first quarter, primarily reflecting costs of compliance efforts and incentive programs, including the effect of new option expensing requirements and retention programs. We are committed to reducing overall SG&A spending levels during the remainder of 2006.”

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

“As detailed below, we also made significant progress in advancing our defined strategic goals – optimizing the value from operations, building incremental value through partnerships and alliances and developing proof-of-concept evidence for three key program areas in our R&D pipeline: nicotine addiction, hepatitis C re-infection and Gram-positive bacterial infections. I am proud of our achievements and look forward to building on the positive momentum we have established in the coming quarters,” stated Mr. McLain.

Upcoming Milestones; Product and Pipeline Programs:

Product Approvals in EU

•	PhosLo approved in ESRD patients (H1 2006)

•	HEBIG (2006/2007)

Initiate NicVAX® (Nicotine Conjugate Vaccine) proof-of-concept Phase II study (Q2 2006)

Initiate Civacir® [Hepatitis C Immune Globulin (Human)] proof-of-concept Phase II study (H2 2006)

Continue Phase III trial for ATG-Fresenius S (expect BLA filing in early 2009)

Announce CARE-2 trial results for PhosLo (H2 2006)

Announce EPICK study results for PhosLo (H2 2006)

File for PhosLo CKD indication in US and EU (H2 2006)

Multi-valent StaphVAX

•	Initiate immunogenicity study with multivalent (4) vaccine (H2 2006)

•	With partner, initiate a Phase III study in a broader array of patients at risk for Gram-positive infections (2007)

Multi-valent Altastaph

•	Initiate donor stimulation study to support the manufacture of a clinical lot of the next-generation antibody product, based on S. aureus Types 5, 8, 336 and S. epidermidis PS-1 antigens (H1 2006)

•	Initiate proof of concept Phase II study (2007)

Recent Accomplishments Support Strategic Goals:

During the first quarter, the company defined three key strategic goals for the 2006 through 2008 period. They are:

•	Optimizing the value from operations – leveraging the company’s commercial, manufacturing and development expertise and infrastructure to build incremental cash returns

•	Building value through partnerships and alliances – securing commercial distribution for the company’s products outside the U.S., accessing new product opportunities for the U.S. market and building partnerships for pipeline program development

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

•	Establishing proof-of-concept clinical evidence for the company’s NicVAX, Civacir and Gram-positive infections programs – conducting Phase II clinical studies that have been designed and sized to demonstrate efficacy with statistical significance.

Strategic Priority: Optimizing the value from operations by leveraging the company’s commercial, manufacturing and development expertise and infrastructure to build incremental cash returns.

The company made significant progress toward optimizing value from operations in the first quarter:

•	Generated increase revenues from PhosLo.

•	Advanced license application for PhosLo in the European Union.

•	Filed for approval in an additional five countries under the European Mutual Recognition Procedure (MRP), rather than waiting for approval from the reference member state before expanding its filing to other markets. While that election has delayed the initial approval of PhosLo in the reference member state, it means that when the approval is received it will be in six important markets for phosphate binders in the European Union. The Reference Member State completed its review of the application in January and recommended its approval to five other member states selected by Nabi Biopharmaceuticals. These states are currently in the final stages of their review. Contingent upon a successful inspection of the manufacturing plant in the U.S., approval in all six EU countries is expected in the second quarter.

•	Expanded opportunities for PhosLo in North America.

•	Obtained reimbursement in Canada; recorded initial patient sales in March.

PhosLo is being sold by a commercial partner in Canada. The company has also made progress toward establishing a similar alliance for commercializing PhosLo in Europe.

•	Generated increased antibody sales, including new customer agreements for specialty antibody products and higher production of normal source plasma. Based on the increased margin realized in the first quarter, the company expects to earn an increased cash return from its plasma collection assets in 2006.

•	Initiated changes in its manufacturing process for immune globulin products to develop a new opportunity to use plasma collected in its centers to produce end-products that Nabi Biopharmaceuticals can then commercialize.

•	These changes will significantly improve the yield of protein from a liter of plasma.

•	Going forward, this progress will allow the company to manufacture Intravenous Immune Globulin (IVIG) and other plasma proteins from normal source plasma. This opportunity is expected to lead to an increase in the cash return from operations and allow the company to utilize the full value chain.

•	Later in 2006, the company expects to produce and release a lot of IVIG at commercial scale and then plans to initiate the pivotal clinical trial in the first quarter of 2007.

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

This is in response to guidelines for the approval of new IVIG products issued by the FDA in November 2005. These changes were in response to an expected shortfall in the U.S. market due to limits on production capacity. Under the new guidelines, clinical trial requirements have been limited to one pivotal study. Nabi Biopharmaceuticals expects the size of the study will be between 40 and 60 patients. The trial design can also evaluate pharmacokinetic data. That means one trial could meet the requirements for licensure.

Strategic Priority: Building value through partnerships and alliances by securing commercial distribution for the company’s products outside the U.S., accessing new product opportunities for the U.S. market and building partnerships for pipeline program development.

•	As announced this week, the company signed an agreement to manufacture a polyclonal rabies product for Sanofi Pasteur, Inc. under which Nabi Biopharmaceuticals will collect anti-rabies plasma and fractionate this material in its manufacturing facility in Florida. The agreement provides a new cash return opportunity and reinforces the company’s expertise in manufacturing polyclonal antibody products.

•	On April 3rd, the company announced an alliance with Fresenius Biotech to develop and market ATG-Fresenius S in the U.S. and Canada. ATG-Fresenius S is a polyclonal antibody product used for the prevention and treatment of acute rejection following organ transplantation.

•	Nabi Biopharmaceuticals has assumed oversight of an ongoing Phase III clinical study that is being conducted in lung transplant patients in the U.S. and Europe.

•	The company may also undertake additional studies to expand the indications into other areas, such as bone marrow transplantation.

•	Nabi Biopharmaceuticals expects to file its Biologics License Application (BLA) for ATG-Fresenius S in early 2009.

This opportunity is well aligned with the company’s competencies in the development and commercialization of antibody-based therapies. It also builds on the company’s commercial presence in the organ transplant market with Nabi-HB [Hepatitis B Immune Globulin (Human)]. That presence will be further expanded by Civacir, a product being developed to prevent re-infection with hepatitis C in liver transplant patients.

Strategic Priority: Establishing proof-of-concept clinical evidence for the company’s NicVAX, Civacir and Gram-positive infections programs by conducting Phase II clinical studies that have been designed and sized to demonstrate efficacy with statistical significance.

StaphVAX / Altastaph

In March 2006, the company announced two important conclusions from an investigation that was conducted with an outside scientific advisory panel to assess the results of the StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) confirmatory Phase III trial.

1.	The quality or functional characteristics of the antibodies generated by the vaccine used in the confirmatory clinical study was inferior to the antibodies generated by vaccine lots used in previous and subsequent studies and manufactured by Nabi Biopharmaceuticals.

2.	Medical factors associated with kidney disease in dialysis patients impaired the immune response to the vaccine. When considered in combination with an increase in virulence of the bacteria, these factors also contributed to the observed lack of protection in the study population.

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

Data from the investigation defined subtle yet clinically significant changes in the structure of the polysaccharide that occurred during manufacturing. The company is currently engaged in the process of building a new intellectual property position as a result of these findings. During this assessment, the company developed a new laboratory assay capable of distinguishing these findings about antibody quality, helping to assure that future vaccine product lots generate antibodies of optimal quality prior to initiating additional clinical studies.

The company has focused future efforts on developing four-valent vaccine and antibody products to prevent and treat Gram-positive bacterial infections. Its next-generation StaphVAX and Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)] products will include antigens against S. aureus Types 5, 8 and 336 and S. epidermidis Type PS-1. By targeting both the polysaccharide capsule and the cell wall of the bacteria itself, such an approach would be expected to address the strains responsible for essentially 100 percent of healthcare-associated S. aureus infections today, as well as the cause of an estimated 70 percent of healthcare-associated S. epidermidis infections.

The company will seek a partner to develop and commercialize its Gram-positive vaccine candidates. Nabi Biopharmaceuticals plans to advance the antibody product without a partner. The size and cost of clinical trials for Altastaph will be much less than what is expected for the Gram-positive vaccine development programs.

NicVax

NicVAX is a proprietary vaccine candidate to treat nicotine addition and prevent smoking relapse. Early in the first quarter the company announced results from a Phase II open label dose-ranging study, which was designed to assess tolerability and antibody response at higher doses than used in previous trials. The results showed that a new formulation of NicVAX with lower levels of adjuvant was well tolerated and generated antibody levels comparable to the highest dose of a vaccine used in an earlier Phase II clinical study. In March, the FDA granted NicVAX Fast Track Designation, providing additional validation for the product’s unique approach to addressing nicotine addiction. The company expects to initiate a Phase II proof-of-concept clinical study during the second quarter. The company will seek a partner or other external funding for Phase III studies which it expects to initiate in the second half of 2007. The company will seek a partner to commercialize NicVAX.

Review of Operations:

PhosLo Revenues

Revenues during the first quarter of 2006 for PhosLo more than doubled, increasing to $8.0 million compared to the previous year level of $3.8 million. Revenues in the first quarter of 2006 approximate patient utilization for this product. The company stopped shipments of the tablet formulation of the product in the first quarter of 2005, resulting in lower sales levels in the period.

Nabi-HB Revenues

Sales of Nabi-HB during the first quarter of 2006 increased 7 percent to $7.2 million compared to $6.7 million in the first quarter of 2005. This reflected an increase in the number of liver transplants in the first quarter of 2006.

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

Other Biopharmaceutical Product Revenues

Sales of other biopharmaceutical products were $0.7 million for the first quarter of 2006 compared to $0.9 million in the comparable period of 2005. Lower contract manufacturing revenues were partially offset by increased sales of Aloprim™ (allopurinol sodium) for Injection.

There were no sales of WinRho® SDF during the first quarter of 2006 compared to $6.2 million for 2005. An agreement giving the company rights to distribute this product in the U.S. ended in March 2005.

Antibody Revenues

Total antibody sales were $11.7 million for the first quarter of 2006, an increase of more than 35 percent from the $8.6 million reported in the comparable period of 2005. This reflected increased sales of higher margin anti-HBs and tetanus antibodies, partially offset by decreased sales of rabies antibodies.

Operating Expenses

Research and development expense decreased almost 30 percent or $4.3 million to $10.9 million during the first quarter of 2006. Research and development expense in the first quarter of 2005 included the costs associated with the StaphVAX Phase III clinical trial and activities to support establishing vaccine manufacturing in a new plant. During the first quarter of 2006, research and development expense included the company’s EPICK and CARE-2 studies for PhosLo, work to support the upcoming NicVAX proof-of-concept Phase II clinical trial and support for the company’s Gram-positive infections programs, including the StaphVAX assessment.

Selling, general and administrative expense increased 17 percent to $16.8 million in the first quarter of 2006 compared to $14.4 million for comparable period of 2005. This change primarily reflected increased compliance efforts related to sales rebates and higher employee benefits costs including the adoption of a new accounting standard for expensing employee stock options.

Tax Expense

No tax benefit was recorded in the first quarter of 2006. The company recorded a full valuation allowance against the deferred tax assets created by the operating loss in the period. During the first quarter of 2005 the company recorded a tax benefit of $6.7 million related to the operating losses reported in that period. The company did not record a valuation allowance against those losses because it had a tax planning strategy to utilize those assets at that time.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ (allopurinol sodium) for Injection. Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: Gram-positive bacterial infections, hepatitis and transplant, kidney disease (nephrology) and nicotine addiction. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our website: http://www.nabi.com.

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

Statements in this press release about the company that are not strictly historical are forward-looking statements and include statements about our products in development, the market for such products, clinical trials and studies, intellectual property position, and alliances and partnerships. You can identify these forward-looking statements because they involve our expectations, beliefs, plans, projections, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to the company’s ability to advance the development of products currently in the pipeline or in clinical trials; maintain the human and financial resources to commercialize current products and bring to market products in development; obtain regulatory approval for its products in the U.S., Europe or other markets; successfully develop, manufacture and market its products; successfully partner with other companies; realize future sales growth for its biopharmaceutical products; prevail in patent litigation; raise additional capital on acceptable terms; re-pay its outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended
	April 1, 2006	March 26, 2005
Sales	$27,548	$26,076
Costs and expenses:
Costs of products sold, excluding amortization of intangible assets	15,254	14,862
Royalty expense	356	2,199

Gross margin, excluding amortization of intangible assets	11,938	9,015
Selling, general and administrative expense	16,809	14,402
Research and development expense	10,926	15,255
Amortization of intangible assets	2,131	2,288
Other operating expense, principally freight	180	34

Operating loss	(18,108)	(22,964)

Interest income	1,063	554
Interest expense	(1,098)	(138)
Other income, net	66	31

Loss before benefit for income taxes	(18,077)	(22,517)
Benefit for income taxes	—	6,695

Net loss	$(18,077)	$(15,822)

Basic and diluted loss per share	$(0.30)	$(0.27)

Basic and diluted weighted average shares outstanding	60,329	59,530

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$15,896	$17,493
Antibody Products:
Specialty antibodies	5,878	3,738
Non-specific antibodies	5,774	4,845

Total antibodies	11,652	8,583

Total	$27,548	$26,076

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Nabi Biopharmaceuticals Announces First Quarter 2006 Financial Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	April 1, 2006	December 31, 2005
Cash and cash equivalents	$51,396	$101,762
Marketable securities	30,222	5,172
Restricted cash, current	816	816
Trade accounts receivable, net	25,891	22,322
Inventories, net	22,197	22,323
Prepaid expenses and other assets	3,089	2,672
Property, plant and equipment, net	92,280	94,084
Intangible assets, net	76,201	78,332
Other assets, net	852	914

Total assets	$302,944	$328,397

Trade accounts payable and accrued expenses	$38,423	$43,490
Notes payable and capital lease obligations, net	10,609	13,556
2.875% Convertible Senior Notes	109,187	109,145
Other liabilities	334	379
Stockholders’ equity	144,391	161,827

Total liabilities and stockholders’ equity	$302,944	$328,397

Capital expenditures were $0.4 million and $2.5 million for the three months ended April 1, 2006 and March 26, 2005, respectively.

Depreciation and amortization expenses were $4.3 million and $4.8 million for the three months ended April 1, 2006 and March 26, 2005, respectively.

The 2005 condensed balance sheet has been derived from the audited balance sheet for the year ended December 31, 2005. Certain items in the 2005 consolidated financial statements have been reclassified to conform to the current year’s presentation.

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